Exhibit 4.1

INLAND REAL ESTATE INCOME TRUST, INC.

FOURTH AMENDED AND RESTATED SHARE REPURCHASE PROGRAM

The Board of Directors (the “Board”) of Inland Real Estate Income Trust, Inc., a Maryland corporation (the “Company”), has adopted this Fourth Amended and Restated Share Repurchase Program (this “Repurchase Program”) to permit and authorize the Company to repurchase shares of its common stock, par value $0.001 per share (the “Shares”), subject to the terms, conditions and limitations set forth herein.  The terms on which the Company may repurchase Shares may differ between repurchases upon the death or “Qualifying Disability” (as hereinafter defined) of a beneficial owner of Shares (“Exceptional Repurchases”) and all other repurchases (“Ordinary Repurchases”).

The effective date of this Repurchase Program is August 12, 2021.

1.	Repurchase Price.
(a)

In the case of Ordinary Repurchases and Exceptional Repurchases, the Company is authorized to repurchase Shares from a Requesting Party (as hereinafter defined) at a repurchase price per Share equal to 80.0% of the Share Price (as defined below).

(b)	As used herein “Share Price” shall mean the lesser of:
(i)

the offering price of the Shares in the Company’s initial “best efforts” offering, as adjusted for the 1-for-2.5 reverse stock split the Company effected on January 16, 2018 and any subsequent stock split or other combination (collectively, “Stock Splits,” and the offering price after adjusting for Stock Splits, the “Offering Price”); provided, however, that if the Company has sold properties or other assets and has made one or more special distributions to stockholders, designated as such by the Board, of all or a portion of the net proceeds from the sales, the Share Price shall be equal to the Offering Price less the amount of net sale proceeds per Share, that constitute a return of capital, as designated by the Board, distributed to stockholders; provided, further, that in the event the Requesting Party purchased his, her or its Shares from the Company at a price that was less than the Offering Price, including at a discounted price through the DRP, as defined below (the “Reduced Shares”), the Share Price applicable to the Reduced Shares shall be equal to the per Share price paid by the Requesting Party for the Reduced Shares requested to be repurchased (adjusted for Stock Splits); and

(ii)

the most recently disclosed estimated value per Share, as determined by the Board, the Company’s business manager or another firm that the Company has chosen for that purpose (the “Estimated Value Per Share”).

2.

Terms for Ordinary Repurchases.  The Company may repurchase Shares, including fractional Shares, as Ordinary Repurchases only if the Requesting Party: (i) has beneficially owned the Shares for which repurchase is sought continuously for at least one (1) year (the “Holding Period”); and (ii) acquired the applicable Shares directly from the Company or received the Shares through a non-cash transaction.  Subject to Section 6 hereof, a Requesting Party may elect to participate in this Repurchase Program with respect to all or a designated portion of the Requesting Party’s Shares.  In the event that a Requesting Party is requesting the repurchase of all of his, her or its Shares, the Company may waive the Holding Period for Shares purchased under the Company’s

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Distribution Reinvestment Plan, as may be amended from time to time (the “DRP”).
3.	Terms for Exceptional Repurchases.
(a)

Exceptional Repurchase Upon Death.  The Company may repurchase Shares, including fractional Shares, as Exceptional Repurchases upon the death of a beneficial owner of Shares (an “Owner”), provided that the Owner: (i) was a natural person, including Shares held by the Owner through a trust, or an IRA or other retirement or profit-sharing plan; and (ii) acquired the Shares directly from the Company or received the Shares through a non-cash transaction.  The Company must receive a written request for an Exceptional Repurchase upon death pursuant to Section 8(a) from: (A) the estate of the Owner; (B) the recipient of the Shares through bequest or inheritance, even where the recipient subsequently registered the Shares in his, her or its own name; or (C) in the case of the death of an Owner who purchased Shares and held those Shares through a trust, the beneficiary of the trust, even where the beneficiary subsequently registered the Shares in his, her or its own name, or, with respect to a revocable grantor trust, the trustee of that trust.  The Company must, however, receive the written request within one year after the death of the Owner.  Any request not received within the one-year period will not be eligible to be treated as an Exceptional Repurchase, but instead will be treated as an Ordinary Repurchase.

Notwithstanding the above:

(i)

any written request for treatment as an Exceptional Repurchase due to the death of an Owner that occurred between June 1, 2019 and May 31, 2020 (inclusive) shall be timely received if received by the Company no later than January 31, 2022; and

(ii)

any written request for treatment as an Exceptional Repurchase due to the death of an Owner that occurred between June 1, 2020 and July 31, 2021 (inclusive) shall be timely received if received by the Company no later than July 31, 2022.

If persons are joint registered holders of Shares, the request to repurchase the Shares may be made if either of the registered holders dies.  For the avoidance of doubt, if the Owner was not a natural person, such as a partnership, corporation or other similar entity, the right to an Exceptional Repurchase upon death does not apply.

(b)

Exceptional Repurchase Upon Qualifying Disability.  The Company may repurchase Shares, including fractional Shares, as Exceptional Repurchases upon the Qualifying Disability of a Requesting Party, provided that the Requesting Party: (i) is a natural person, including Shares held by the stockholder through a trust, or an IRA or other retirement or profit-sharing plan; and (ii) acquired his, her or its Shares directly from the Company or received the Shares through a non-cash transaction.  The Company must receive a written request for an Exceptional Repurchase upon Qualifying Disability within one year after the determination of disability.  Any request not received within the one-year period will not be eligible to be treated as an Exceptional Repurchase, but instead will be treated as an Ordinary Repurchase.

Notwithstanding the above:

(i)	any written request for treatment as an Exceptional Repurchase due to a Qualifying Disability that occurred between June 1, 2019 and May 31, 2020 (inclusive) shall

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be timely received if received by the Company no later than January 31, 2022; and
(ii)

any written request for treatment as an Exceptional Repurchase due to a Qualifying Disability that occurred between June 1, 2020 and July 31, 2021 (inclusive) shall be timely received if received by the Company no later than July 31, 2022.

If persons are joint registered holders of Shares, the request to repurchase the Shares may be made if either of the registered holders has a Qualifying Disability.  For the avoidance of doubt, if the Requesting Party is not a natural person, such as a partnership, corporation or other similar entity, the right to an Exceptional Repurchase upon Qualifying Disability does not apply.

(c)	Definitions.
(i)

As used herein, “Qualifying Disability” shall have the following meaning: the receipt by the Requesting Party of disability benefits from an Applicable Governmental Agency following a determination of the Requesting Party’s disability, arising after the date that the Requesting Party acquired the Shares to be repurchased, made by the Applicable Governmental Agency.  Any determination of disability made by, or any receipt of disability benefits from, a governmental agency other than an Applicable Governmental Agency shall not constitute a Qualifying Disability.

(ii)	As used herein, “Applicable Governmental Agency” shall have the following meaning:
(A)

in the case of a Requesting Party who paid Social Security taxes and, therefore, could be eligible to receive Social Security disability benefits, the Social Security Administration or the agency charged with responsibility for administering Social Security disability benefits at that time if other than the Social Security Administration;

(B)

in the case of a Requesting Party who did not pay Social Security taxes and, therefore, could not be eligible to receive Social Security disability benefits, but who could be eligible to receive disability benefits under the Civil Service Retirement System (the “CSRS”), the U.S. Office of Personnel Management or the agency charged with responsibility for administering CSRS benefits at that time if other than the U.S. Office of Personnel Management; or

(C)

in the case of a Requesting Party who did not pay Social Security taxes and, therefore, could not be eligible to receive Social Security benefits but suffered a disability that resulted in the Requesting Party’s discharge from military service under conditions that were other than dishonorable and, therefore, could be eligible to receive military disability benefits, the Department of Veterans Affairs or the agency charged with the responsibility for administering military benefits at that time if other than the Department of Veterans Affairs.

4.	Funding. The dollar amount of any repurchases by the Company under this Repurchase Program each calendar quarter shall be limited to an amount calculated based on a percentage, which

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percentage shall be determined in the sole discretion of the Board on a quarterly basis, but shall in no case be less than 50%, of the net proceeds received by the Company from the issuance of Shares pursuant to the DRP during the applicable quarter (the “Funding Limit”); provided that, if, during any calendar quarter, the aggregate amount of net proceeds from the DRP calculated based on the applicable percentage exceeds the aggregate dollar amount of repurchase requests accepted by the Company, including any repurchases under Section 6 hereof, the Company may, but shall not be obligated to, carry over the excess amount to a subsequent calendar quarter or quarters, in which case the Funding Limit for the applicable calendar quarter or quarters shall be increased by the amount of funds carried over.

5.

Repurchase Limitations.  Notwithstanding anything to the contrary herein, the Company may not at any time during the applicable calendar year repurchase a number of Shares that exceeds five percent (5.0%) of the number of Shares outstanding on December 31 of the previous calendar year as adjusted for Stock Splits (the “5% Limit”).  The 5% Limit and the Funding Limit collectively constitute the “Repurchase Limitations”.

6.

Minimum Account Holding.  After giving effect to any repurchase by the Company hereunder, a Requesting Party must own Shares having an aggregate Share Price of at least $500 (the “Minimum Balance”).  If the Requesting Party would fail to maintain the Minimum Balance after giving effect to any repurchase by the Company, the Company may, in its discretion, repurchase the Requesting Party’s remaining balance of Shares which is less than $500 (the “Remaining Balance”), subject to the 5% Limitation. The Company’s repurchase of the Remaining Balance shall not be subject to the Funding Limit. If repurchasing any Remaining Balance in a particular quarter would cause the Company to exceed the 5% Limit, the Company will not repurchase any Remaining Balance but may carry over the applicable Shares in accordance with Section 7.

7.

Pro Rata Repurchases.  If either or both of the Repurchase Limitations would prevent the Company from repurchasing all of the Shares submitted for repurchase during a calendar quarter, the Company shall repurchase Shares, on a pro rata basis within each category below, in accordance with the Repurchase Limitations in the following order:

(a)	first, all Exceptional Repurchases; and
(b)	second, all Ordinary Repurchases.

For the avoidance of doubt, the Company shall be permitted to test the Repurchase Limitations against each category and shall repurchase Shares on a pro rata basis only for the first category above that would otherwise cause the Company to exceed either of the Repurchase Limitations.  Any Requesting Party whose request has been partially accepted by the Company in a particular calendar quarter shall have the remainder of his, her or its request included with all new Exceptional Repurchase or Ordinary Repurchase requests, as the case may be, received by the Company in the immediately following calendar quarter, unless the request is withdrawn pursuant to Section 8(d).

8.	General Terms of Repurchase.
(a)

Repurchase Requests.  A stockholder, or, in the case of an Exceptional Repurchase upon the death of an Owner, and any person described in Sections 3(a)(A), (B) or (C) (each such stockholder or person, a “Requesting Party”), may request that the Company repurchase Shares by submitting a repurchase request, in the form provided by the Company, to the Company’s transfer agent, DST Systems, Inc., or any successor entity (“DST”), at the address provided on the form.

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The repurchase request must state the name of the person or entity who beneficially owns, or owned, the Shares and the number of Shares requested to be repurchased.  In the case of a request for an Exceptional Repurchase upon the death of an Owner, the Requesting Party also must include, with the repurchase request, evidence of the death of the Owner (which includes the date of death).  In the case of a request for an Exceptional Repurchase upon a Qualifying Disability, the Requesting Party must also include, with the repurchase request: (i) the stockholder’s initial application for disability benefits; and (ii) a Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability under CSRS, a Department of Veterans Affairs record of disability-related discharge or such other documentation issued by an Applicable Governmental Agency that would demonstrate an award of the disability benefit.

To be effective in a particular calendar quarter, DST must receive a repurchase request at least five (5) business days prior to the end of the applicable calendar quarter; provided that for the repurchase expected to occur in the third calendar quarter of 2021, the repurchase request must be received no later than July 30, 2021.

(b)

No Encumbrances.  All Shares requested to be repurchased under this Repurchase Program must (i) be, or in the case of an Exceptional Repurchase upon the death of an Owner, have been, beneficially owned by the stockholder(s) of record making the presentment, or the party presenting the Shares must be authorized to do so by the owner(s) of record of the Shares, and (ii) fully transferable and not be subject to any liens or other encumbrances.  In certain cases, the Company may ask the Requesting Party to provide evidence satisfactory to the Company, in its sole discretion, that the Shares requested for repurchase are free from liens and other encumbrances.  If the Company determines that a lien or other encumbrance exists against the Shares, the Company shall have no obligation to repurchase, and shall not repurchase, any of the Shares subject to the lien or other encumbrance.

(c)

Time of Repurchase.  The Company shall determine the number of Shares the Company will repurchase, if any, and shall make repurchases of Shares the Company accepts pursuant to this Repurchase Program within fifteen (15) calendar days following the end of each calendar quarter or any other business day that may be established by the Board (the “Repurchase Date”).  As soon as reasonably practicable following the Repurchase Date, the Company shall send to the applicable Requesting Party all cash proceeds resulting from repurchase.

(d)

Withdrawal of Repurchase Request.  In the event a Requesting Party wishes to withdraw his, her or its repurchase request to have Shares repurchased under this Repurchase Program, the Requesting Party shall provide the Company with a written request of withdrawal and the Company will not repurchase Shares so long as the Company receives the written request of withdrawal at least five (5) business days prior to the end of the applicable calendar quarter; provided, however, that each Requesting Party must submit an acknowledgment annually following the publication of the Estimated Value Per Share acknowledging the Estimated Value Per Share and asserting that the Requesting Party wishes to maintain his, her or its repurchase request.  The Requesting Party shall submit the acknowledgement pursuant to the terms of an acknowledgement form to be provided by the Company to each applicable Requesting Party.  If the Company does not receive a properly completed acknowledgement pursuant to the terms of the acknowledgement form prior to the Repurchase Date, the Company will deem the Requesting Party to have withdrawn his, her or its repurchase request.

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(e)

Ineffective Withdrawal.  In the event the Company receives a written notice of withdrawal, as described in Section 8(d), from a Requesting Party less than five (5) business days prior to the end of the applicable calendar quarter, the notice of withdrawal shall not be effective with respect to the Shares repurchased, but shall be effective with respect to any of the Shares not repurchased.  The Company shall provide the Requesting Party with prompt written notice of the ineffectiveness or partial ineffectiveness of the written notice of withdrawal.

9.	Treatment of Repurchased Shares. All Shares repurchased by the Company pursuant to this Repurchase Program shall be cancelled and shall have the status of authorized but unissued shares.
10.

Termination of Repurchase Program.  This Repurchase Program shall be suspended or terminated, as the case may be, and the Company shall not accept Shares for repurchase upon the occurrence of any of the following:

(a)

This Repurchase Program shall immediately terminate, without further action by the Board or any notice to the Company’s stockholders, in the event the Shares are approved for listing on any national securities exchange.

(b)	Subject to Section 12(a), this Repurchase Program may be suspended (in whole or in part) or terminated at any time by the Board, in its sole discretion.
11.

Amendment; Rejection of Requests.  Notwithstanding anything to the contrary herein, this Repurchase Program may be amended, in whole or in part, by the Board, in its sole discretion, at any time or from time to time.  Further, the Board reserves the right in its sole discretion at any time and from time to time to reject any requests for repurchase.

12.	Miscellaneous.
(a)

Notice.  In the event of any amendment, suspension or termination of this Repurchase Program pursuant to Section 10(b) or Section 11 hereof, as the case may be, the Company shall provide written notice to its stockholders at least thirty (30) days prior to the effective date of the amendment, suspension or termination.  In addition, the Company shall disclose the amendment, suspension or termination in a report filed by the Company with the Securities and Exchange Commission on either Form 8-K, Form 10-Q or Form 10-K, or any successor forms, as appropriate.

(b)

Liability.  Subject to the limitations contained in the Company’s articles of incorporation, as amended, neither the Company nor DST shall have any liability to any stockholder for the value of the Shares presented for repurchase, the repurchase price of the Shares or for any damages resulting from the presentation of Shares for repurchase or the repurchase of Shares under this Repurchase Program or from the Company’s determination not to repurchase Shares under this Repurchase Program, except as a result of the Company’s or DST’s negligence, misconduct or violation of applicable law; provided, however, that nothing contained herein shall constitute a waiver or limitation of any rights or claims that a stockholder may have under federal or state securities laws.

(c)

Taxes.  Stockholders shall have sole responsibility and liability for the payment of all taxes, assessments and other applicable obligations resulting from the repurchase of Shares pursuant to this Repurchase Program and neither the Company nor DST shall have any such responsibility or liability.

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(d)

Administration and Costs.  DST shall perform all recordkeeping and other administrative functions involved in operating and maintaining the Repurchase Program.  The Company shall bear all costs involved in organizing, administering and maintaining this Repurchase Program.  No fees will be paid to the Company’s sponsor, its business manager, its directors or any of their affiliates in connection with the repurchase of Shares by the Company pursuant to this Repurchase Program.

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